Exhibit 99

CyberOptics Reports Strong Second Quarter Operating Results

Minneapolis, MN—July 28, 2010—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2010 ended June 30.

•	Consolidated sales totaled $16,499,000, an increase of 34% from $12,341,000 in this year’s first quarter and 219% from $5,179,000 in the year-earlier period.

•	Second quarter operating income was $1,189,000, compared to $257,000 in the first quarter and the operating loss of $3,970,000 in the second quarter of 2009.

•	Net income rose to $969,000 or $0.14 per diluted share from $247,000 or $0.04 per diluted share in the first quarter and the net loss of $1,923,000 or $0.28 per share in the second quarter of 2009.

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Cash and marketable securities totaled $18,451,000 at the end of this year’s second quarter, down from $22,153,000 at the end of the first quarter and $21,879,000 at the beginning of 2010. During the second quarter, cash was used to support accounts receivable that increased due to the strong sales growth during this period. These receivables are expected to be collected over the balance of 2010.

Kathleen P. Iverson, chief executive officer and chair, commented: “CyberOptics is capitalizing upon the ongoing upturn of the global electronics market by garnering new customers and extending our penetration of our existing customer base through our offerings of alignment sensors and the new-generation inspection systems developed over the past several years. Reflecting pent-up demand for alignment sensors by manufacturers of robotic pick-and-place equipment, including Juki, Assembleon and DEK, sensor sales were up 27% from this year’s first quarter and by 439% from last year’s second quarter. In addition, sales of inspection systems rose 44% from this year’s first quarter and by 163% from the second quarter of 2009 as our new-generation systems allowed us to capitalize on significant additions to electronics production capacity during the first half of 2010.”

She continued: “Given the dynamics and market trends of the electronics industry, we are continuing to place a strong strategic focus on our inspection business, and the new products that we have developed are driving an increasing proportion of CyberOptics’ profitable growth. We sold record numbers of our next-generation SE500 solder paste inspection (SPI) systems in the second quarter, including large unit sales to original design manufacturers (ODMs) in China, including Quanta, one of the world’s largest. The SE500’s best-in-industry performance has significantly strengthened CyberOptics’ leading position in the SPI market. During the quarter, we also recorded strong sales of the recently introduced SE350 SPI system, our first mid-range offering, utilizing our industry-leading 3D SPI technology. The SE350 is a lower-cost system for customers that do not require the full inspection functionality of the SE500. We believe this tiered offering should enable us to win a growing number of new customers, including those who currently deploy no form of solder paste inspection. We also were encouraged by the initial market reception accorded our next-generation QX500 automated optical inspection (AOI) system. Introduced late in the second quarter, the QX500 features a cost-reduced platform that exceeds the performance of competitors’ systems. Given these benefits, we are targeting the segment of the electronics market that is under-served by other AOI offerings. The QX500 should be a strong growth driver going forward, particularly in the ODM market segment where we already have a large solder paste installed base.  Our second quarter revenues also benefited from continued shipments of solar wafer alignment cameras to an equipment manufacturer for the  photovoltaic cell market. The solar arena represents a promising new application for our inspection technology, and we are evaluating opportunities for our inspection technology in additional markets.”

Iverson added: “We believe the global electronics industry is in the early phase of a multi-year upturn, driven in part by the onset of business spending on a PC refresh cycle. Our performance in coming quarters also will continue to be affected by economic conditions, levels of customer demand at any particular time and normal seasonal factors. Given these factors, we may not report sequentially higher results every quarter, but we are optimistic that our overall sales and earnings levels will be highly positive during coming periods.”

CyberOptics ended this year’s second quarter with an order backlog of $12.9 million, up from $11.7 million at the end of the first quarter. The majority of this backlog is scheduled to ship in the third quarter. As noted previously, second quarter revenues were driven by strong pent-up demand and production capacity build-outs, particularly in Asia. We believe demand for both alignment sensors and inspection systems will return to more normal levels in the third quarter and that revenues will reflect a broader mix across all product lines and geographies. As a result, CyberOptics is forecasting higher earnings of $0.14 to $0.19 per diluted share on revenues of $15.0 to $16.0 million for the third quarter of 2010 ending September 30.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of profitability we achieve in 2010; success of anticipated new OEM and end-user opportunities  and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available at 303-590-3030 with the 4326159 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$16,499	$5,179	$28,840	$9,541
Cost of revenue	9,843	3,581	16,928	6,565
Gross margin	6,656	1,598	11,912	2,976
Research and development expenses	1,707	1,730	3,484	3,807
Selling, general and administrative expenses	3,714	3,702	6,891	6,634
Restructuring and severance costs	—	90	—	395
Amortization of intangibles	46	46	91	91
Income (loss) from operations	1,189	(3,970)	1,446	(7,951)
Interest income and other	13	150	90	358
Income (loss) before income taxes	1,202	(3,820)	1,536	(7,593)
Provision (benefit) for income taxes	233	(1,897)	320	(3,237)
Net income (loss)	$969	$(1,923)	$1,216	$(4,356)
Net income (loss) per share - Basic	$0.14	$(0.28)	$0.18	$(0.64)
Net income (loss) per share - Diluted	$0.14	$(0.28)	$0.18	$(0.64)
Weighted average shares outstanding - Basic	6,847	6,781	6,843	6,776
Weighted average shares outstanding - Diluted	6,914	6,781	6,892	6,776

Condensed Consolidated Balance Sheets
			June 30, 2010 (Unaudited)	Dec. 31, 2009
Assets
Cash and cash equivalents			$6,170	$4,177
Marketable securities			8,148	14,557
Accounts receivable, net			14,751	8,389
Inventories			12,371	7,745
Income tax refunds and deposits			2,694	2,499
Other current assets			1,471	1,130
Deferred tax assets			2,040	2,040
Total current assets			47,645	40,537

Marketable securities			4,133	3,145
Intangible and other assets, net			1,093	1,211
Fixed assets, net			2,076	1,921
Other assets			163	163
Deferred tax assets			4,099	4,160
Total assets			$59,209	$51,137

Liabilities and Stockholders’ Equity
Accounts payable			$9,231	$3,652
Accrued expenses			3,600	2,537
Total current liabilities			12,831	6,189

Other liabilities			573	546
Total liabilities			13,404	6,735

Total stockholders’ equity			45,805	44,402
Total liabilities and stockholders’ equity			$59,209	$51,137

Backlog Schedule:
3rd Quarter 2010				$11,916
4th Quarter and beyond				1,033
Total backlog				$12,949